Exhibit 99.1

Conference Call Transcript

RLI Corp.  – Earnings Conference Call – 4th Quarter 2008

January 27, 2009   //  10:00 am (CT)

RLI Participants

Jonathan E.  Michael, Chief Executive Officer

Michael J.  Stone, Chief Operating Officer

Joseph E.  Dondanville, Chief Financial Officer

John Robison, Treasurer, VP – Investor Relations

Conference Call Participants

Name	Affiliation

Mike Grasher	Piper Jaffray
Bijan Moazami	FBR Capital Markets
Eli Fleminger	Stifel Nicolaus
Beth Malone	Wunderlich Securities
DeForest Hinman	Walthausen & Co.
Ken Billingsley	Signal Hill
Mark Dwelle	RBC Capital Markets

RLI CORP.

Moderator: John Robison

January 27, 2009

10:00 a.m.  CT

Operator:  Good morning and welcome ladies and gentlemen to the RLI Corp. fourth quarter earnings teleconference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open the conference up for questions and answers, after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future.  As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially.  These risk factors are listed in the company’s various SEC filings, including in the annual Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains a press release announcing fourth quarter results.

RLI management may make reference during the call, to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results.  RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses.  RLI management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies’ definitions of operating earnings.

The Form 8-K contains reconciliations between operating earnings and net earnings.  The Form 8-K and press release are available at the company’s website at www.rlicorp.com. At the request of the company, we will open the conference up for questions and answers following the presentation.

I will now turn the conference over to RLI’s Treasurer, Mr. John Robison; please go ahead sir.

John Robison:  Thank you.  Good morning to everyone.  Welcome to the RLI earnings teleconference for the fourth quarter of 2008.  Joining me for today’s call are Jon Michael, President and CEO of RLI Corp; Joe Dondanville, Senior Vice President and Chief Financial Officer; and Mike Stone, President and Chief Operating Officer of RLI Insurance Company.

We will conduct this call as we have in past quarters.  I’ll give a brief review of the financial highlights and discuss the investment portfolio.  Mike Stone will talk about the quarter’s operations.  Then we’ll open the call to questions and Jon Michael will finish up with some closing comments.

Our fourth quarter operating earnings were $1.30 per share.  Included in this quarter’s earnings are $10.2 million in pre-tax favorable development and prior year loss reserves.  The favorable development came from our casualty and surety books of business.  For the full year 2008, our operating earnings were $4.99 per share and our net earnings per share were $3.60.  Given the turmoil in the markets and the recessionary environment, we believe these results are stellar.

The combined ratio in the fourth quarter was 81.7, resulting in underwriting income of $24 million.  Gross written premiums were down slightly during the quarter and down 8% for the year.  As we have demonstrated over time, we are an underwriting company focused on underwriting profits in hard and soft markets.  While the soft market impacted our top line, this is our 13th straight year of posting an underwriting profit and we have delivered underwriting profits in 28 out of the last 32 years.

Turning to the investment portfolio, if the first nine months of the year were considered volatile, the last three months were chaotic.  With the S&P posting its second worst annual return since the early 1900s and US treasuries outperforming all major asset classes, this was certainly a year to remember, or forget, depending on your perspective.

Our investment income for the year was relatively flat.  While our cash flow had been very strong, a large portion of our cash flow in ‘07 and ‘08 have gone to fund the share repurchase program.  In addition, short-term rates are near zero as a result of the significant interest rate cuts by the Federal Reserve.  Other comprehensive earnings shows a loss of $12.3 million for the quarter.  This is a result of market fluctuations and reflects the net change in market value of our $1.7 billion investment portfolio.

Net losses on investments for the quarter were $34.3 million, pre-tax.  The majority of these losses were classified as other-than-temporary impairment charges.  The largest of these impairment charges is from a high yield municipal bond fund and other securities tied to the financial sector.  Our portfolio is well diversified, but not immune to market conditions.  While we are never proud of a negative return, given the turmoil in the capital markets, our negative 4.4% total return in 2008 is commendable.

Given the turmoil in the markets, I wanted to provide additional insight into our investment portfolio.  Our fixed income portfolio has an overall credit quality of AA and duration of roughly 4.4. At 12/31, roughly 85% of our total investment portfolio was in fixed income and short-term investments.  For a complete breakdown, 18% is in Fannie and Freddie senior debt, all rated AAA; 17% is in corporate bonds. Overall, the rating is A.

This is a well diversified portfolio, with financials making up less than 15% of the allocation.  11% is in conforming Fannie, Freddie, and Ginnie mortgage-backed securities, all rated AAA.  These securities have greatly benefited from the Fed and treasury actions to provide liquidity in these areas by buying these bonds in the open market.  3% are in commercial mortgage-backed securities, and all are rated AAA.  1% is in asset-backed securities, and all are rated AAA.

The majority of these securities are rate reduction utilities securities. We do not have a significant exposure to sub-prime, credit cards, autos, and the like.  27% is in municipal bond securities, with an overall rating of AA.  We tend to focus on GOs and essential service revenue bonds.  2% is in a high yield municipal bond fund.  This again, represented $19 million of our OTTI charges.  This is a mutual fund that invests in high-yield municipal securities and has an overall credit rating of BBB.

In our analysis, default rates have remained under 1%.  However, given the recessionary environment, the flight to quality has depressed the asset values of this mutual fund.  15% of our portfolio is in equities. We have allowed this allocation to drift lower.  At this time, we do not anticipate increasing our exposure to equities.  We believe the factors that drove the equity prices higher, things like earnings growth, leverage, ease of credit, etc., is in jeopardy over the short run and we want to keep our exposures to this volatility lower.

Finally, 6% is in cash and short-term investments.  We do not have any direct credit default swap exposures or derivatives in our portfolio.  We manage our investment risk and allocation in relation to our overall insurance risk.  We never want to take excessive investment risk that will prohibit us from writing insurance business.  When we look at our direct exposure to the financial sector, bonds, stocks and preferred stocks, this represents 5% of our portfolio.  I am of course excluding Fannie and Freddie senior debt and mortgages.

As we announced last quarter, we have suspended our share repurchase program and have no immediate plans to continue it.  We have always effectively managed our capital.  We return capital when we don’t need it and we raise capital when we see opportunities.  We believe our capital position is where it should be.

Since January of 2006, we have returned over $300 million to shareholders in the form of dividends and share repurchases.  Despite this and the volatility in the markets, our statutory surplus and GAAP equity has remained at roughly $700 million.  In addition, in a time when many companies are seeking to cut or eliminate their dividends to shareholders, we increased our dividend to $0.26 per share, a 14% increase for the year in 2008.

For the operations highlights, I will now turn the call over to Mike Stone.  Mike.

Mike Stone:  Thanks, John. I’m going to discuss the marketplace and how we are responding.  A very good underwriting quarter, a testament to our underwriting staff and discipline in a tough marketplace.  The combined ratio as John said was 81 in the quarter, 84 for the year, good performance by anybody’s measure.

Our segments were all profitable, as Jon Michael said in our press release.  Again, a testament to our underwriters throughout the company and all of our segments; 83 combined in our casualty; 86 combined in our property; 66 combined in our surety for the quarter.  And for the year, also stellar results as John indicated; 85 in combined ratio and casualty; 89 in property; and 70 in surety.

I’d also say in property, we had a profitable year. We combined under 100 where we had fairly significant hurricane losses, some $20 million from Ike/Gustav in ‘08.  Our property segment did experience a bit of growth in the fourth quarter, about 15% net quarter-over-quarter.  Our fire, which includes wind, was up some 15% and our DIC which is our earthquake business was up a few percent, and our marine was up 20% plus in the quarter.

Also, we had a couple of million in production from our nascent property FAC operation; some things are starting to move there.  Prices are stabilizing.  They stabilized in the fourth quarter and we saw fire prices down less than 5%, but moving up as the quarter went and actually prices were in the positive range, rates were in the positive range, in December.  It probably doesn’t tell you a lot just in a month, but nonetheless directionally it’s a good thing.

The same thing in wind and DIC was up probably 10% in the quarter as we continue to manage that exposure and manage that through rate and pushing rate there and we’re able to get some rate.

Our casualty business, gross written premium down 13% in the quarter, about the same for the year.  Our primary liability, general liability business, continues under pressure.  It’s by far our biggest product.  It’s off 20%, and it’s hard to fill that gap in a product that’s that sizable in our overall business.

Prices continued to deteriorate in the liability line, down about 7%-8%, but again, December was flat.  Again, indicating that prices are starting to stabilize.

In our executive products group, our D&O/E&O.  Good story.  Rates up some 20%, volume up considerably.  We’re seeing more opportunities from the AIG, XL, Hartford, those companies being under pressure, which is giving us opportunities as these lines that they were providing are being de-layered and giving us an opportunity.

Transportation, which maybe the industry canary, was just off minimally in the fourth quarter.  We’re seeing signs of some rumblings of price stabilization, some cutback in capacity by some of our competitors, which could signal that the market is starting to move north, but certainly the economy is very difficult and certainly very difficult for the transportation business.

All-in-all, casualty is still down, with signs of price stabilization.  Our new venture in design professionals is up and running.  We expect to see production in the first quarter and we expect good things as the year goes on, as a number of their major competitors are under pressure.

Surety; a very good quarter; all segments up 9%.  Our actions to bolster our account-driven miscellaneous and commercial business are working.  We are watching our exposures in all these lines.  As the economy softens, surety will be under pressure.

Overall, a very good quarter and as we look forward, some signs of rate stabilization, I would say in stasis, but prices, rates, don’t stay in stasis.  They’ll move and we expect that move to be firming.  The economy will retard premium growth as exposures shrink and I would say that AIG is a wild card as we go into ‘09.  That said, again a testament to our underwriters, another good quarter.

John Robison:  Thank you, Mike. Why don’t we open the call up to questions now?

(Question-and-Answer Session)

Operator:  (Operator Instructions).  Please standby for your first question.  Mike Grasher, Piper Jaffray.

Mike Grasher:  Mike, you mentioned a few times AIG and I just want to go back to that with one quick question. What’s been the real impact to date with regard to AIG on the industry?

Mike Stone:  Mike, I think at least what we have seen and I think substantially this would be the industry as certainly in the executive product lines for sure, where they were placing very significant limits, 50, sometimes more than that, million dollar lines.  Risk managers and policy holders are reducing their lines or excluding them from their programs.  I’d say more often than not they’re just reducing their lines and that provides opportunities for those of us that don’t put out those size limits, so we can come in and place the $10 million line on these programs.

The same thing applies certainly on large excess casualty, certainly large property schedules as well. I think that’s been the major impact. The one we’ve seen the most is on the D&O side.  And I would also say, just as an aside, all of our products report that AIG is fairly aggressive in attempting to retain business.

Mike Grasher:  Okay and then we have seen some people moving, at least it’s widely publicized.  Do you foresee yourselves being engaged in any discussions to bring teams in?

Mike Stone:  Mike, we have been engaged in discussions. We’ve not made any sales or no one’s bought yet. Typically, the people that we’ve talked with, with AIG, tend to want a bigger footprint that we have. Bigger limits, larger companies, and fitting them into our business model has proven a bit difficult, but we’re continuing to engage and discuss to people out there. A lot of them are out talking, I can tell you that.

Mike Grasher:  Then one other question before I get back in the queue is, you touched on the surety business and it sounds like maybe some concerns there. Can you elaborate more, just on I suppose as a derivative of the economic situation that the country is in right now?

Mike Stone:  Yes, actually Mike, my concerns were generalized concerns, not specific concerns to our business.  Our business continues to perform very well. We’re going to be very careful on contract surety moving into ‘09 as the economy appears to weaken further.  I’m not sure what the stimulus will do, but we’re certainly able to move forward if there are opportunities, but we’re going to be very careful.  This is certainly one of the first businesses that experiences difficulty in a weakening economy.  Certainly the contract side, we tend to play on the smaller contractors.  They’re the ones that get squeezed, so we’re going to be very careful.

Operator:  Your question, Bijan Moazami with FBR Capital Markets.

Bijan Moazami:  Good morning everyone.  A few questions.  First of all, I’m a little bit worried about the loss costs.  Unemployment is going up, poverty rate is going up and I’m worried whether or not that’s going to have an impact on the jury awards.  So I guess the question is that first, have you see any change in the loss costs trends, and secondly, do you think that the industry can price for that, if in fact the loss cost picks up?

Mike Stone:  We put trend in our price, in our booking ratios, and we haven’t seen an increase in the trend or at least we haven’t factored in an increase to the trend.  I’m not sure that all those factors are going to lead to an increase in trend, Bijan, but we’re certainly cognizant of it; we’re watching it.  Do I think we can price for it? That’s a good question. Certainly, I think the market, that is, the industry is poised to start pricing for not just that, but shortfalls in the fairly recent past.

Bijan Moazami:  Okay.  I guess my second question has to do with something that I read in one of the brokers report, that the primary insurance companies have lost more capital than the reinsurance companies because (a) they have more risky asset on their balance sheet and (b) they have more investment leverage; which basically means the capacity shrinkage on the primary might be a little bit more significant than the capacity shrinkage on the reinsurance side.  Would that lead to any margin erosion for primary companies, because it appears that reinsurance companies would have more pricing power than primary companies, or that thing hasn’t happened, or is it in fact the opposite?

Joe Dondanville:  Bijan, this is Joe Dondanville.  I think initially the re-insurers always had a leg up on raising rates before primary companies are able or in some cases willing to raise rates.  Certainly, we’re seeing a flattening of rates, but some of our reinsurance costs did go up and as we work with our underwriters, we try to push for more rate and as a result we don’t see the premium volume increases because of that.

Bijan Moazami:  So, you pretty much think that all the extra reinsurance costs can be transferred to your clients without any trouble?

Joe Dondanville:  Not initially, and I think over time, as we see the rates starting to firm on our primary business, we hope that it will turn and we will be able to recapture that.

Operator:  Our next question comes from Eli Fleminger, Stifel Nicolaus.

Eli Fleminger:  You said that within surety that you’re not sure the impact that the economic stimulus package might have in offsetting the worsening economy. I was wondering, if you had a chance to look through it and anything there you think that might have some sort of an impact?

Mike Stone:  What, I’m sorry, the stimulus?

Eli Fleminger:  Yes, that might help offset the worsening economy as far as surety goes.

Mike Stone:  Well, I think certainly the stimulus, assuming that they don’t waive the surety requirements, which they’ve talked about, I think we’ll certainly have, should have, a salutary effect on the premium growth in the surety lines.  There’ll certainly be more opportunities for sureties as infrastructure stimulus is put into play.  So yes, I think it provides an opportunity.

Eli Fleminger:  Okay, just a couple of more questions.  As far as property loss costs go, do you see any favorable trends due to lower construction costs?

Mike Stone:  We have not seen any favorable trends on the property side yet.

Eli Fleminger:  Okay and then just lastly, the stock market seemed to wane. Have you noticed any changes to any insurers encroaching on specialty markets?

Mike Stone:  Yes, I mean, that’s part of the story.  As we look at competition, still some of the standard line companies are still fairly competitive in our space and we really haven’t seen much abating of that.  I would expect that will start to happen though.

Operator:  Beth Malone with Wunderlich.

Beth Malone:  Just a few questions.  On the directors and officers liability pricing that you mentioned, is that for all segments of the industry, not just financial, but everything?

Mike Stone:  Beth, Mike Stone.  We don’t really play in the financial institutions.  What I was speaking of was our pricing.  I would suspect that the FI is even richer, more robust, whatever the right word is there.  So no, I’m not really speaking of the FI segment.

Beth Malone:  So pricing is improving across the board in D&O then?

Mike Stone:  That’s correct.

Beth Malone:  Okay and then could you talk a little bit about what new product lines you’re developing?

Mike Stone:  Yes, we’ve got two major initiatives that are up and running.  We have a fidelity operation that has produced business in the fourth quarter.  They provide a range of fidelity products to all segments.  We write up to $15 million worth of fidelity.  We have our design professionals, architects and engineers that we are kicking off.  It will start producing in the first quarter.  Again, the target there is the smaller architect and engineers firms, design professionals.

Beth Malone:  Is there a response to where the opportunity may be with the stimulus package?

Mike Stone:  No, that happens to be coincidental. We have been looking to get into the professional liability segment and we have found a couple of strong underwriters that were interested in starting up their own operation, and we gave them a home.  We think it’s a good start to the professional liability segment for us.

Beth Malone:  Then one last question.  Capitol Hill is obviously very interested in federal regulation and more oversight of the financial institutions and in that they’re including the insurance industry.  Do you have an opinion as to how that might affect your business? Is it a positive or a negative for RLI?

Jon Michael:  This is Jon Michael.  That’s yet to be played out, but we do think that the insurance industry needs to be at the table in the, whatever kind of federal regulation is served.  In other words, we’re not going to just say no, because I think if we do that, we’ll be in a very bad position to help to drive whatever federal regulation there is.  Now, in terms of RLI, we think we can persevere in whatever changes there are. It’s very difficult to foresee the future there, what’s going to happen.

Operator:  DeForest Hinman with Walthausen & Co.

DeForest Hinman:  I have a few questions. Given the size of the realized loss in the quarter, it’s sequentially bigger than the third quarter one.  Can you guys provide some color around that between what actually the muni losses were and what the financial losses were?

John Robison:  Yes, this is John Robison again.  As I said earlier, again, the first nine months of the market were very difficult, but in the fourth quarter we saw spreads widening significantly in the corporate bond markets; we saw munis selling off considerably; there was a massive flight to quality in the treasuries and as a result, the high yield municipal bond fund had lost a significant amount of value in the fourth quarter.

Even though it didn’t meet our technical term from a quantitative standpoint as being an OTTI charge, as we looked at it, we decided that over the next six to 12 months, this asset class is going to struggle given the recession that we’re in and the types of investments this mutual fund holds and we decided to impair it.  Other charges were securities that met the criteria of being underwater six months for 20% or more and through a fundamental analysis we decided that the short-term likelihood of those securities coming back wasn’t real great either.

DeForest Hinman:  Now, would the muni losses that we reported, I’m trying to understand this because we rolled out of a lot of preferreds in the third quarter and it was my understanding that we took up our muni bond exposure to kind of an above average amount and then if I look at the 10-Q for the third quarter in the disclosures, you said our total state, political, and subdivision fixed income unrealized losses in total were $10.6 million.  So how did that number get so large, so quickly?

John Robison:  Yes, this actually isn’t included in that number.  This is treated as equity, it’s a mutual fund.  So it would be part of the mutual fund or part of the equity unrealized losses.  Even though it holds bonds as an underlying investment, it is actually a mutual fund and treated as an equity, because it has market price and trades on the exchanges, etc.

DeForest Hinman:  Alright, well if I look at that number in total, that’s 21.7. How much of the loss of the 34.4 is tied to the muni bonds?

John Robison:  About half of it, actually.

DeForest Hinman:  Alright, and did we actually sell that mutual fund or do we still own that?

John Robison:  We still own it.

DeForest Hinman:  Now, how are we thinking about the portfolio management strategy going forward, in light of, we exited preferreds because they were too risky; we bought some muni bonds; that’s proved, right now I guess in your opinion to be a bad decision.  So how do we look at the portfolio going forward?

John Robison:  Good question.  Actually, the muni bonds that we hold have done well.  The straight bonds in our portfolio on the municipal side have performed very well and are of high quality.  The municipal bond fund, the mutual fund we own, has not done as well.

So what are we doing going forward?  As we said in the opening remarks, we’ve reduced our equity exposures to 15% of our portfolio.  Again, we believe there’s going to be significant volatility over the next at least six months, as the stimulus plan rolls out and we continue in this recessionary environment.  So we’re trying to reduce our volatility in our portfolio.  We have the ability and intent to hold securities to maturity and for them to recover.  So, while we are allocating new cash flows mostly into bonds, not into equities, we’re confident that over the long run, our investment strategies and portfolios will achieve all of our objectives.

DeForest Hinman:  Now, just backtracking a little bit when I think about it, would the mutual fund exposure to high yield and munis, was that a recent decision to be in that type of product or has that been a historical holding that we’ve had?

John Robison:  We’ve owned it for over two years.

DeForest Hinman:  Alright, and then the other half of the impairment, where was that number coming from?

John Robison:  Some of it are in bonds, but not as much.  The majority is in our common stocks.  Again, for our other-than-temporary impairment charge policy, we have a policy that says anything that’s underwater for 20% and six months is going to be impaired and many of those securities fell into that category.

DeForest Hinman:  Alright.  So we’re erring on the side of conservativism, from what it sounds like, compared to most companies.

Operator:  Ken Billingsley with Signal Hill.

Ken Billingsley:  Just a kind of filler questions on a few places.  On the investment portfolio, the coupon payments, are you guys having anyone not making interest payments?  Are you seeing any pullback there, or for the most part, are your fixed holdings good payers?

John Robison:  The securities we are holding, we have not seen any deterioration in the coupon payments or income stream that we’ve experienced.

Ken Billingsley:  And so even assets that you may have written down or off, are still paying?

John Robison:  Correct.

Ken Billingsley:  On the D&O side, Beth asked this question, I didn’t quite hear it.  You said the rates are going up for you guys and it’s not on the financial side?

Mike Stone:  Ken, it’s because we don’t play on the financial side and we’re very small players in the FI space.  Anything that we do play would be on the clause one side.  So, I’m talking about our rate increases across the board, not focused on FI. FI is up higher.

Ken Billingsley:  Okay.  Aon had just come out, last few days, talking about how rates excluding financials were down I believe somewhere in the 11% range.  What are you guys seeing that might be different from how maybe they reported the general D&O market?

Mike Stone:  I don’t know the answer to that.  I just know that ours is up and I don’t know the answer.  I mean, we’re mostly on the side A, clause 1 side, so I don’t know.

Ken Billingsley:  What percentage does that volume make up on your D&O business?

Mike Stone:  Less than 5%.

Ken Billingsley:  Okay.  So, less than 5% of your D&O business?

Mike Stone:  Correct.

Ken Billingsley:  And then finally last question on retentions in general, is there a change in strategy?  Your property retentions look like they’re still up, but casualty, you’re taking them in a different direction.  Is there kind of a purposeful strategy there?

Mike Stone:  No actually, the purposeful strategy is around trying to get some rate and as rates deteriorate we’re going to see our retentions go down and the rates are off on the casualty side more and are not moving as quickly up as they are on the property side.

Ken Billingsley:  So it’s just giving more to the re-insurers right now?

Mike Stone:  I’m sorry, I was speaking of policy retention. You’re speaking of retentions, our –?

Ken Billingsley:  Net-to-gross.

Mike Stone:  Yes, net-to-gross.  It’s a mix, it’s really a business mix standpoint.

Ken Billingsley:  Okay.  It’s a change in the business mix, not so much a strategy or a pricing?

Mike Stone:  No, not at all.

Operator:  Mike Grasher with Piper Jaffray.

Mike Grasher:  Just a couple of follow-ups, I guess.  First of all if you could elaborate more on the performance at Maui Jim? In the press release, you spoke about the foreign currency and the current environment.  What should we anticipate out of Maui Jim as we look ahead to this period of time, especially regarding discretionary spending?

Joe Dondanville:  Mike, its Joe Dondanville.  Thanks for the question.  First, I’ve got to be guarded and try not to tell you exactly what we think is going to happen in the future, but what Maui Jim has seen in the last quarter and part in the last six months has been two things.  In the last six months, they’ve been hurt with foreign exchange.  The value of the dollar going up has hurt their foreign operations.  That has had a fairly significant impact on their numbers.

The second thing, more in the fourth quarter, is they’re saying that their customers are trying to reduce the amount of inventory that they’re holding.  What they’ve heard from their customers that their sales are not off as much as their orders are, because they’re just trying to hold down the carrying cost of inventory and I think they’re preparing for the possible downturn in the economy that might affect the sunglasses sales, but right now, it’s primarily their customers reducing inventory as the first step.  They’ve had a very long success in being able to grow in all economic conditions. They’ve been very successful in doing that, so.

Mike Grasher:  That’s helpful, but it sounds like the foreign exchange was predominately or I guess the biggest impact here?

Joe Dondanville:  Yes.

Mike Grasher:  Okay, and from a historical perspective, it sounds like they’re pretty stable, regardless of the economic environment?

Joe Dondanville:  So far they’ve been pretty resilient.

Mike Grasher:  Okay, and then Joe, I guess just another follow-up.  Looking at your surplus line declining about 3% sequentially, and maybe this is for Mike as well, you put an 84% combined for the year.  Are you seeing any change in behavior of the competition outside of AIG?  I mean, I see you guys as one of the better underwriters out there, yet your surplus is down for obvious reasons, but to me it seems like there would have to be some behavioral changes from your competition and are you seeing it already?

Mike Stone:  Mike, I’ll start the answer and Joe can finish it off.  I think the problem with the surplus decline is the surplus decline is coming out of the investment side and the underwriters, again, from what I can deduce from talking to not just underwriters, our underwriters, but others at industry events is I don’t think the underwriters are feeling like they are the cause of this.

We’re still posting and companies are posting pretty good combines from an underwriting standpoint and it’s going to be harder for management to get the message down to the underwriters that, whether or not they’ve been producing and I don’t really think they have, but that they need to raise prices.  So, I think it’s going to be a little slower to get down to the transaction level.

Joe Dondanville:  Yes, Mike and I’ll just add to it, the investment perspective of things.  If you look out and look at the turmoil on the equity side, there’s little expectation that companies can make returns there that they’ve had historically, and then they turn to the bond portfolio and they say, look at the yields, with the 10 year treasury at about 260.  If companies want to get adequate returns, the message has to get to the underwriting desk and we have to have more underwriting income in order for companies to have similar success that they’ve had in the last hard market.  It’s not going to come from the investment side.

Mike Grasher:  Then just to follow-up on that.  Your risk to capital is at 0.8 now.  How high could you go or where are you comfortable going to in the event of a turn in the market?

Joe Dondanville:  Well, that’s an ongoing question that we go through with the rating agencies, but if we see the opportunity, we will shift our risk exposures so that we can be above one-to-one and more in line with 1.2 to 1.0, but that might make us do some things differently on the investment side and it certainly wouldn’t be a significant expansion on the catastrophe side.

Operator:  Mark Dwelle with RBC Capital Markets.

Mark Dwelle:  As I’ve heard you speak through the various business lines and the business opportunities, weighing the different cross currents, it sounds like there’s areas where you’re getting a little bit of rate and there’s areas where that’s not working.  There’s areas where you’re able to win some business and there’s areas where you’re losing it because you’re trying to get rate.  Is it a fair characterization that you’re expecting kind of continued top line pressure, although rates are probably modestly improving on an overall basis?

Mike Stone:  Yes Mark, Mike Stone here.  I think we’ll continue to see pressure.  I don’t see a real hard market coming in the first quarter and I think things will firm as the year goes along, that’s my sense.  So I think we’ll continue to be under pressure.  That’s why we’re adding product, trying to fill in some of the holes.

Mark Dwelle:  To borrow a question in technique that Charlie Gates used to employ, so is this sort of like 1999 or 2000?

Mike Stone:  From a price standpoint, from a rate standpoint?

Mark Dwelle:  Correct.

Mike Stone:  Yes, I think we’re on the casualty side, probably somewhere between 2001 and 2002, on the property side, probably closer to 2002.

Mark Dwelle:  One other quick question, just remind me again, when does your main property catastrophe treaty renew?  Is that July 1?

Mike Stone:  No, it’s 01/01.

Mark Dwelle:  I guess in that case, how did that go for you?

Joe Dondanville:  This is Joe Dondanville.  The cat treaty, the rate online went up about 5%, but because of changes in some of our exposures and the premium volume being down, we expect the total dollar out of pockets to be down a little bit.

Operator:  If there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Thank you all.  We’re pleased with the results from the fourth quarter and the year 2008.  Our operating earnings per share of nearly $5.00 for the year produced an ROE of over 10%, or nearly 11.  All three business segments were profitable, combined ratio was 84.2.

2008 proved to be a difficult year for the economy obviously and we expect 2009 to be equally as difficult.  In spite of this, our company continues to thrive.  Our model emphasizes the importance of profitable underwriting and in times where the investment marketplace is not robust, you should be able to appreciate the importance of our model.

Our balance sheet remains strong and we’re well-positioned to take advantage of opportunities as they arise in this next foreseeable future.  So, thank you.  We think it was a good year and we appreciate all of you listening and your support and we’ll talk to you next quarter.  Bye.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112, with an ID number of 5725649.  This concludes our conference for today.  Thank you for all participating and have a nice day.  All parties may now disconnect.

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